Exhibit 99.1
                                                                    ------------

                            NOTICE OF BLACKOUT PERIOD
              TO DIRECTORS AND EXECUTIVE OFFICERS OF SUPERVALU INC.

                                December 21, 2007

Please be aware that the SUPERVALU Retail Employees' 401(k) Plan, SUPERVALU Wholesale Employees' 401(k) Plan, Pittsburgh Division Profit Sharing Plan, Albertsons Savings & Retirement Estates and Albertsons Savings & Retirement Estates II of SUPERVALU INC. (the "Company") will be merged into the SUPERVALU INC. Pretax Savings and Profit Sharing Plan (all of the foregoing 401(k) plans of the Company are referred to together as the "Old Plans") on January 1, 2008. Effective January 1, 2008, the surviving 401(k) plan, the SUPERVALU INC. Pretax Savings and Profit Sharing Plan, will be renamed the SUPERVALU STAR 401(k) Plan (together with the Old Plans, the "Plans").

This notice is being provided to you pursuant to the requirements of Section 306 of the Sarbanes-Oxley Act of 2002 and Rule 104 of Regulation BTR of the Securities Exchange Act of 1934. The Company is changing the trustee and record keeper of the Plans, which requires a blackout period during which participants in the Plans are temporarily unable to direct or diversify their investments in their individual accounts, including accounts that hold common stock, $1.00 par value per share, of the Company ("Common Stock"), or to obtain a loan or distribution from the Plans.

There is a blackout period with respect you that begins on December 21, 2007 and will end on or about January 7, 2008 ("Blackout Period"). As a director or an executive officer of the Company, you are prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any Common Stock or other equity or derivative security of the Company acquired in connection with your service or employment as a director or executive officer of the Company during the Blackout Period. All shares held by you are presumed to be acquired in connection with your service or employment as a director or executive officer of the Company.

Any profit you realize from any non-exempt transaction involving Common Stock during the Blackout Period is recoverable by the Company. In addition, you are subject to civil and criminal penalties if you violate the Blackout Period restrictions. You should not engage in any transaction in Common Stock during the Blackout Period. Accordingly, during the Blackout Period, you may not purchase, sell or otherwise acquire or transfer any Common Stock or exercise any stock options.

The Blackout Period may be extended if needed, in which case notice will be given to you.

If you have any questions regarding this notice or would like confirmation of the actual ending date of the Blackout Period, please contact Burt M. Fealing, Corporate Secretary, at SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440 or by telephone at (952) 828-4000.